Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For more information, contact:

Roger Metz, Vice President

(303) 804-4082

E-mail: roger_metz@csgsystems.com

CSG SYSTEMS INTERNATIONAL, INC. EXTENDS CONTRACT WITH

COMCAST THROUGH 2012

ENGLEWOOD, COLO. (July 14, 2008) — CSG Systems International, Inc. (Nasdaq: CSGS), a leading provider of customer interaction management solutions, today announced that it has entered into a restated and amended multi-year Master Subscriber Management System Agreement (the “Agreement”) with Comcast that extends CSG’s current contractual relationship with the nation’s leading provider of entertainment, information and communications products and services through December 31, 2012, which constitutes a four-year extension to CSG’s current contract with Comcast. The expected scope of the customer care and billing products and services to be utilized by Comcast under the new Agreement is consistent with the previous contract.

“We are very pleased to have the opportunity to serve Comcast as a trusted and valued partner well into the future,” said Peter Kalan, Chief Executive Officer of CSG Systems. “We look forward to the opportunity to continue to offer Comcast solutions that effectively manage meaningful customer interactions. Under the new agreement, we can continue to deliver technology, solutions and service to Comcast, while also providing Comcast the flexibility to adjust the scope of the relationship based on market demands and business needs.”

“CSG has provided important services to Comcast in recent years,” said Andy Baer, Comcast Chief Information Officer. “We appreciate the customer-focused approach that CSG brings to Comcast’s business, and look forward to continuing the relationship.”

Additional details regarding the terms of this Agreement are included in CSG’s Form 8-K dated July 14, 2008. A copy of the Agreement (with confidential information redacted) will be filed as an exhibit to CSG’s Form 10-Q for the quarter ended September 30, 2008.

Financial Guidance

As indicated when CSG last provided financial guidance on April 22, 2008, CSG’s 2008 guidance included the expected impact of the Comcast and DISH Network renewal discussions. This Agreement fell within the range of CSG’s previous expectations, and the expectations around the DISH Network renewal are unchanged at this time. Therefore, CSG is reaffirming its previously communicated guidance for 2008.

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July 14, 2008

Conference Call

CSG will host a conference call on Monday, July 14, 2008, at 10:00 a.m. EDT, to discuss the Agreement in more detail. To reach the conference, dial (303) 275-2170 and ask the operator for the CSG Systems International Inc. conference call, Roger Metz, chairperson.

A replay of the conference call will be available until midnight ET on Monday, July 21, 2008, and can be accessed by dialing (303) 590-3000, passcode 11117321#. In addition, this call will be simulcast and archived on the Internet at www.csgsystems.com (Real Player required).

Additional Information

For additional information about CSG, please visit CSG’s web site at www.csgsystems.com.

About CSG Systems

Headquartered in Englewood, Colorado, CSG is a leading provider of outsourced solutions that facilitate customer interaction management on the behalf of our clients, generating a large percentage of revenues from the North American cable and Direct Broadcast satellite (“DBS”) communications markets. Our solutions also support an increasing number of other industries such as financial services, utilities, telecommunications, and home security. Our solutions manage key customer interactions such as set-up and activation of customer accounts, sales support and marketing, order processing, invoice calculation (i.e., customer billing), production and mailing of monthly customer invoices, management reporting, electronic presentment and payment of invoices, automated and interactive messaging, and deployment and management of the client’s field technicians to the customer’s home. Our unique combination of solutions, services, and expertise ensure that our clients can rapidly launch new service offerings, improve operational efficiencies, and deliver a high-quality customer experience in a competitive and ever-changing marketplace. For more information, visit our website at www.csgsystems.com.

About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (http://www.comcast.com) is the nation’s leading provider of entertainment, information and communications products and services. With 24.7 million cable customers, 14.1 million high-speed Internet customers, and 5.2 million voice customers, Comcast is principally involved in the development, management and operation of broadband cable systems and in the delivery of programming content.

Comcast’s content networks and investments include E! Entertainment Television, Style Network, The Golf Channel, VERSUS, G4, PBS KIDS Sprout, TV One, ten Comcast SportsNet networks and Comcast Interactive Media, which develops and operates Comcast’s Internet business. Comcast also has a majority ownership in Comcast-Spectacor, whose major holdings include the Philadelphia Flyers NHL hockey team, the Philadelphia 76ers NBA basketball team and two large multipurpose arenas in Philadelphia.

Forward-Looking Statements

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to: 1) the concentration of approximately two-thirds of CSG’s revenues with four clients; as a result, the loss of business from any one of those clients could potentially have a material adverse impact to CSG’s financial results; 2) continued market acceptance of CSG’s Advanced Convergent Platform (ACP) and related products and services; 3) CSG’s ability to continuously develop and enhance products in a timely, cost-effective, technically advanced and competitive manner; 4) CSG’s dependency on the North American communications industry; as a result, key market factors such as further industry consolidation, new market entrants that may not be clients of CSG, economic conditions, and/or the financial status of CSG clients may affect CSG’s ability to maintain and expand market share; 5) increasing competition in our market from companies of greater size and with broader presence in the communications sector, thus exerting greater influence over client buying decisions; 6) CSG’s ability to

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July 14, 2008

successfully integrate and manage acquired businesses, technology or assets to achieve the expected strategic, operating and financial goals established for such acquisitions; 7) CSG’s continued ability to protect its intellectual property rights; and 8) CSG’s dependency on a variety of computing environments and communications networks, thus subjecting CSG to the risks of extended interruptions, outages, unauthorized access and corruption of data. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.